                             U.S. AGGREGATES, INC.

                     -----------------------------------

                               WARRANT AGREEMENT

                     -----------------------------------

                           DATED AS OF JUNE 5, 1998

                    3,208 WARRANTS TO PURCHASE COMMON STOCK
                           OF U.S. AGGREGATES, INC.

                               TABLE OF CONTENTS
                            (Not Part of Agreement)
                                                                      Page

1.    FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES...........  1
      1.1   Form of Warrant Certificates.............................  1
      1.2   Execution of Warrant Certificates; Registration Books....  2
      1.3   Transfer, Split Up, Combination and Exchange of Warrant
            Certificates; Lost or Stolen Warrant Certificates........  2
      1.4   Subsequent Issuance of Warrant Certificates..............  3
      1.5   Effect of Issuance in Registered Form....................  3

2.    EXERCISE OF WARRANTS; PAYMENT OF PURCHASE PRICE................  3
      2.1   Exercise of Warrants.....................................  3
      2.2   Issuance of Common Stock.................................  4
      2.3   Unexercised Warrants.....................................  4
      2.4   Cancellation and Destruction of Warrant Certificates.....  4
      2.5   Deemed Exercise of Warrants Prior to Expiration Date.....  4
      2.6   Fractional Shares........................................  5

3.    AGREEMENTS OF THE COMPANY......................................  5
      3.1   Reservation of Common Stock..............................  5
      3.2   Common Stock To Be Duly Authorized and Issued, Fully Paid
            and Nonassessable........................................  5
      3.3   Transfer Taxes...........................................  5
      3.4   Common Stock Record Date.................................  6
      3.5   Rights in Respect of Common Stock........................  6
      3.6   CUSIP Number.............................................  6
      3.7   Right of Action..........................................  6
      3.8   Notice of Certain Events.................................  6
      3.9   Changes in Capital Structure.............................  7

4.    ANTI-DILUTION ADJUSTMENTS......................................  7
      4.1   Mechanical Adjustments...................................  7
      4.2   Stock Dividends, Subdivisions and Combinations...........  7
      4.3   Dividends and Distributions..............................  8
      4.4   Issuances of Additional Common Stock or Rights...........  9
      4.5   Expiration of Rights.....................................  9
      4.6   Reorganization, Reclassification, Consolidation, Merger
            or Sale; Appraisal Procedure............................. 10
      4.7   De Minimis Changes in Purchase Price..................... 10
      4.8   Adjustment of Number of Shares Issuable Pursuant to
            Warrants................................................. 10
      4.9   Miscellaneous............................................ 11
      4.10  Other Securities......................................... 11
      4.11  Additional Agreements of the Company..................... 11


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                          TABLE OF CONTENTS (continued)
                            (Not Part of Agreement)                  Page

5.    REPORTING COVENANTS...........................................  12
      5.1   Financial and Business Information......................  12
      5.2   Information Concerning Anti-Dilution Adjustments........  13

6.    INTERPRETATION OF THIS AGREEMENT..............................  13
      6.1   Certain Defined Terms...................................  13
      6.2   Descriptive Headings....................................  20
      6.3   Governing Law...........................................  20

7.    MISCELLANEOUS.................................................  20
      7.1   Expenses................................................  20
      7.2   Amendment and Waiver....................................  21
      7.3   Transferability.........................................  21
      7.4   Directly or Indirectly..................................  21
      7.5   Survival of Representations and Warranties; Entire
            Agreement...............................................  22
      7.6   Successors and Assigns..................................  22
      7.7   Notices.................................................  22
      7.8   Satisfaction Requirement................................  22
      7.9   Severability............................................  22
      7.10  Counterparts............................................  23
      7.11  Jurisdiction; Jury Trial................................  23

Annex 1         --    Address of Purchaser
Annex 2         --    Address of Company

Attachment A    --    Form of Warrant Certificate


                                      ii
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                                WARRANT AGREEMENT

      WARRANT AGREEMENT, dated as of June 5, 1998, between U.S. AGGREGATES, INC., a Delaware corporation (together with its successors and assigns, the "Company"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (together with its successors and assigns, the "Purchaser").

                                    RECITALS

      A. The Board of Directors has authorized the issuance of an aggregate of Three Thousand Two Hundred Eight (3,208) warrants (as further defined in Section 6, the "Warrants") of the Company, each Warrant representing the right to purchase, upon the terms and subject to the conditions hereinafter set forth, and subject to adjustment as set forth herein, one (1) share of Common Stock on the terms and subject to the conditions hereinafter set forth.

      B. The Company and the Purchaser have entered into an Amended and Restated Note and Warrant Purchase Agreement (as may be amended from time to time, the "Note Agreement"), dated as of even date herewith, pursuant to which the Company agreed to sell, and the Purchaser agreed to purchase, Fifteen Million Dollars ($15,000,000) in aggregate principal amount of the Company's 10.09% Senior Subordinated Notes due November 22, 2008 (the "Notes") and the Warrants, for an aggregate consideration of Fifteen Million Dollars ($15,000,000) in cash.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:

1. FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES

      1.1 Form of Warrant Certificates. The warrant certificates (individually, a "Warrant Certificate" and, collectively, the "Warrant Certificates") evidencing the Warrants, and the forms of assignment and of election to purchase shares to be attached to such certificates, shall be substantially in the form set forth in Attachment A hereto and may have such letters, numbers or other marks of identification or designation as may be required to comply with any law or with any rule or regulation of any governmental authority, stock exchange or self-regulatory organization made pursuant thereto. Each Warrant Certificate shall be dated the date of issuance thereof by the Company, either upon initial issuance or upon transfer or exchange, and on its face shall initially entitle the holder thereof to purchase a number of shares of Common Stock equal to the number of Warrants represented by such Warrant Certificate at a price per share equal to the Purchase Price, but the number of such shares and the Purchase Price shall be subject to adjustment as provided herein.

      1.2   Execution of Warrant Certificates; Registration Books.

            (a) Execution of Warrant Certificates. The Warrant Certificates shall be executed on behalf of the Company by an officer of the Company authorized by the Board of Directors. In case the officer of the Company who shall have signed any Warrant Certificate shall cease to be such an officer of the Company before issuance and delivery by the Company of such Warrant Certificate, such Warrant Certificate nevertheless may be issued and delivered with the same force and effect as though the individual who signed such Warrant Certificate had not ceased to be such an officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

            (b) Registration Books. The Company will keep or cause to be kept at its office maintained at the address of the Company set forth in Section 7.7, or at such other office of the Company in the United States of America of which the Company shall have given notice to each holder of Warrant Certificates, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the registration number and the number of Warrants evidenced on its face by each of the Warrant Certificates and the date of each of the Warrant Certificates.

      1.3 Transfer, Split Up, Combination and Exchange of Warrant Certificates; Lost or Stolen Warrant Certificates.

            (a) Transfer, Split Up, etc. Any Warrant Certificate, with or without other Warrant Certificates, may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder or Transferee thereof to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such registered holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the office of the Company referred to in Section 1.2(b), whereupon the Company shall deliver promptly to the Person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.

            (b) Loss, Theft, etc. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate (which evidence shall be, in the case of the Purchaser or another institutional investor, notice from such institutional investor of such ownership (or of ownership by such institutional investor's nominee) and such loss, theft, destruction or mutilation), and:

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                  (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; provided, however, that if the holder of such Warrant Certificate is the Purchaser or another institutional investor, or a nominee of the Purchaser or another institutional investor, the Purchaser's or institutional investor's own unsecured agreement of indemnity shall be deemed to be satisfactory; or

                  (ii) in the case of mutilation, upon surrender and
            cancellation thereof;

      the Company at its own expense will execute and deliver, in lieu thereof, a new Warrant Certificate, dated the date of such lost, stolen, destroyed or mutilated Warrant Certificate and of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Certificate.

      1.4 Subsequent Issuance of Warrant Certificates. Subsequent to the original issuance, no Warrant Certificates shall be issued except:

            (a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 1.3(a);

            (b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 1.3(b); and

            (c) Warrant Certificates issued pursuant to Section 2.3 upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate.

      1.5 Effect of Issuance in Registered Form. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:

            (a) the Warrant Certificates are transferable only on the registry books of the Company if surrendered at the office of the Company referred to in Section 1.2(b), duly endorsed or accompanied by an instrument of transfer (in the form attached hereto) and payment of any applicable transfer tax or stamp tax; and

            (b) the Company may deem and treat the Person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

2. EXERCISE OF WARRANTS; PAYMENT OF PURCHASE PRICE

      2.1 Exercise of Warrants.

            (a) Manner of Exercise. At any time and from time to time on or prior to the Expiration Date, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby, in whole or in part (but not, in the case of any exercise in part, to the extent that such exercise would result in the issuance of a fractional share of Common Stock), by surrender of such Warrant Certificate, with an election to purchase (a form of which is attached to each Warrant Certificate) attached thereto duly executed, to the Company at its office referred to in Section 1.2(b).

            (b) Payment of Purchase Price. It is understood and agreed that the aggregate Purchase Price (as may be adjusted from time to time pursuant to Section 4 of this Agreement) for all of the Warrants has been paid in full to the Company on the date of this Agreement.

      2.2 Issuance of Common Stock. Upon timely receipt of a Warrant Certificate, with the form of election to purchase duly executed, accompanied by an amount equal to any applicable transfer tax (if not payable by the Company as provided in Section 3.3), the Company shall thereupon promptly cause certificates representing the number of whole shares of Common Stock then being purchased to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, promptly after such receipt deliver the cash, if any, to be paid in lieu of fractional shares pursuant to Section 2.6 to or upon the order of the registered holder of such Warrant Certificate.

      2.3 Unexercised Warrants. In case the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equal in number to the number of Warrants remaining unexercised shall be issued by the Company to the registered holder of such Warrant Certificate or to its duly authorized assigns.

      2.4 Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered to the Company for the purpose of exercise, exchange, substitution or transfer shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company otherwise than upon the exercise thereof.

      2.5 Deemed Exercise of Warrants Prior to Expiration Date.

            (a) The Company acknowledges that it has received an executed election to purchase for all of the Warrants, dated as of the day immediately prior to the Expiration Date, together with the aggregate Purchase Price therefor. To the extent that any Warrants have not been exercised as of the day immediately preceding the Expiration Date, the Company agrees that all such unexercised Warrants shall be deemed to have been exercised as of such day and waives the requirement for prior delivery of any outstanding Warrant Certificate in respect of unexercised Warrants. The Company agrees to provide written notice to each holder of unexercised Warrants promptly, and in any event within thirty (30) days thereafter, of such deemed exercise.

            (b) The Company shall not be required to deliver shares of Common Stock, following the deemed exercise pursuant to Section 2.5(a), until it has received Warrant Certificates in respect thereof.

            (c) The provisions of this Section 2.5 shall not affect the provisions of this Agreement applying to the exercise of Warrants at any time prior to the day immediately preceding the Expiration Date, except that the Company acknowledges that the Purchase Price for each such election to purchase has been paid to the Company on the date of this Agreement.

      2.6 Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon the exercise of any Warrant. Upon the exercise of any Warrant, there shall be paid to the holder thereof, in lieu of any fractional share of Common Stock resulting therefrom, an amount of cash equal to the product of:

            (a) the fractional amount of such share; times

            (b) the Market Price, as determined on the trading day immediately prior to the date of exercise of such Warrant.

3. AGREEMENTS OF THE COMPANY

      3.1 Reservation of Common Stock. The Company covenants and agrees that it will at all times cause to be reserved and kept available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as will be sufficient to permit the exercise in full of all Warrants issued hereunder and all other Rights exercisable or convertible into Common Stock.

      3.2 Common Stock To Be Duly Authorized and Issued, Fully Paid and Nonassessable. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of any Warrants, at the time of delivery of the certificates representing such shares, shall be duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights in favor of any Person in respect of such issuance and free of any Lien created by, or arising out of actions of, the Company, any Subsidiary or any Affiliate.

      3.3 Transfer Taxes. The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the initial issuance or delivery of:

            (a) each Warrant Certificate;

            (b) each Warrant Certificate issued in exchange for any other Warrant Certificate pursuant to Section 1.3(a) or Section 2.3; and

            (c) each share of Common Stock issued upon the exercise of any Warrant.

The Company shall not, however, be required to:

            (i) pay any transfer tax that may be payable in respect of the transfer or delivery of certificates representing Warrant Shares in a name other than that of the registered holder of the certificate surrendered for exercise, conversion, transfer or exchange (any such tax being payable by the holder of such certificate at the time of surrender); or

            (ii) issue or deliver any such certificates referred to in the foregoing clause (i) until any such tax referred to in the foregoing clause (i) shall have been paid.

      3.4 Common Stock Record Date. Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered with an election to purchase attached thereto duly executed and payment of any applicable transfer taxes, if payable by such Person, was made.

      3.5 Rights in Respect of Common Stock. Except as otherwise set forth herein, prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a stockholder in the Company with respect to shares for which the Warrants shall be exercisable, including, without limitation, the right to vote in respect of any matter upon which the holders of Common Stock may vote or the right to receive dividends or other distributions and, except as expressly set forth herein, shall not be entitled to receive any notice of any proceedings of the Company. Prior to the exercise of the Warrants evidenced thereby, the holders of the Warrant Certificates shall not have any obligation or any liability as stockholders of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

      3.6 CUSIP Number. The Company acknowledges that the Purchaser has obtained a private placement number in respect of the Warrants from the CUSIP Service Bureau of Standard & Poor's, a division of McGraw-Hill, Inc., and covenants not to take any action to revoke such number.

      3.7 Right of Action. All rights of action in respect of the Warrants are vested in the respective registered holders of the Warrant Certificates, and any registered holder of any Warrant Certificate, without the consent of the holder of any other Warrant Certificate, may, on its own behalf and for its own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, its right to exercise the Warrants evidenced by such Warrant Certificate in the manner provided in such Warrant Certificate and in this Agreement.

      3.8 Notice of Certain Events.

            (a) Dividends and Distributions. In the event that the Company shall declare any dividend or other distribution in respect of its Common Stock, the Company shall give written notice of such declaration to each holder of Warrants not less than thirty (30) days prior to the record date for the determination of the registered holders of Common Stock entitled to receive such dividend or distribution, which notice shall:

                  (i) state that the Company has declared a dividend, or is
            otherwise making a distribution, in respect of its Common Stock;

                  (ii) describe in reasonable detail the consideration per share of Common Stock of such dividend or distribution;

                  (iii) set forth the record date for the determination of the registered holders of Common Stock entitled to receive such dividend or distribution; and

                  (iv) set forth the number of shares of Common Stock into which each Warrant is then exercisable.

            (b) Organic Changes. In the event that the Company will engage in any Organic Change, the Company shall give written notice thereof to each holder of Warrants not less than thirty (30) days prior to the record date for the determination of the registered holders of Common Stock entitled to receive any consideration in exchange for such Common Stock, which notice shall

                  (i) describe in reasonable detail such Organic Change;

                  (ii) describe in reasonable detail the consideration per share of Common Stock to be received by holders of Common Stock in exchange therefor;

                  (iii) set forth the record date for the determination of the registered holders of Common Stock entitled to receive such consideration; and

                  (iv) set forth the number of shares of Common Stock into which each Warrant is then exercisable.

      3.9 Changes in Capital Structure. The Company shall not, without the written consent of each holder of Warrants, amend the Charter so as to change or modify the powers, preferences or rights of the Common Stock in a manner which adversely affects the holders of the Warrants as a separate class.

4. ANTI-DILUTION ADJUSTMENTS

      4.1 Mechanical Adjustments. The number of shares of Common Stock purchasable upon the exercise of each Warrant, and the Purchase Price, shall be subject to adjustment as set forth in this Section 4.

      4.2 Stock Dividends, Subdivisions and Combinations. In the event that the Company shall, on or after the date hereof:

            (a) pay a dividend in shares of Additional Common Stock or make a distribution in shares of Additional Common Stock;

            (b) reclassify by subdivision its outstanding shares of Common Stock into a greater number of shares; or

            (c) reclassify by combination its outstanding shares of Common Stock into a smaller number of shares;

then, and in each such case, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be adjusted to that price determined by multiplying the Purchase Price in effect immediately prior to such event by the quotient of:

                  (i) the total number of outstanding shares of Common Stock immediately prior to such event; divided by

                  (ii) the total number of outstanding shares of Common Stock immediately after such event.

An adjustment made pursuant to this Section 4.2 shall become effective on the effective date of such event.

      4.3 Dividends and Distributions. In the event that the Company shall make or pay any dividend of, or distribute to holders of shares of Common Stock (including, without limitation, any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) shares of capital stock (other than Common Stock), other Securities, evidences of its indebtedness, or any of its Property (other than cash or Rights), then in each case, the Purchase Price in effect after the record date in respect of which such stock, other Securities, indebtedness, or Property were dividended or distributed shall be adjusted by multiplying the Purchase Price in effect immediately prior to such record date by the quotient of:

            (a) the difference of:

                  (i) the Reference Price on such record date; minus

                  (ii) the quotient of:

                        (A) the then fair value of the shares of stock, other
                  Securities, evidences of indebtedness or Property so distributed or of such Rights so issued, such fair value to be determined by the Required Warrantholders and the Company or, if in the Company's view after reasonable negotiation no such agreement can be reached, by the Valuation Agent, whose determination, if so made, shall be conclusive; divided by

                        (B) the number of shares of Common Stock outstanding on
                  the record date;

      divided by

            (b) the Reference Price on such record date.

Such adjustment shall be made whenever any such dividend or distribution is made, and shall become effective on the date of such dividend or distribution. If the determination referred to in Section 4.3(a)(ii)(A) is to be made by the Valuation Agent, each of the Company and the Required Warrantholders shall submit, in writing, their respective determinations of the fair value referred to in such Section at the time the Valuation Agent is requested to make such determination. If the Valuation Agent's determination of such fair value is closer to the Company's determination thereof, the holders of the Warrants shall reimburse the Company, ratably in accordance with the number of Warrants held by each of them, for the costs and expenses of the Valuation Agent incurred in making such determination; if the Valuation Agent's determination of such fair value is closer to the determination thereof of the Required Warrantholders, the Company shall pay such costs and expenses.

      4.4 Issuances of Additional Common Stock or Rights. In the event that the Company shall issue or sell shares of Additional Common Stock or Rights (excluding Excluded Securities) for no consideration or at a Consideration Per Share lower than the Reference Price in effect on the date of such issuance or sale, or if the Company shall amend the provisions of any Rights such as to reduce the Consideration Per Share applicable thereto, then the Purchase Price in effect immediately after such event shall be adjusted by multiplying the Purchase Price in effect immediately prior to such event by the quotient of:

            (a) the sum of:

                  (i) the number of shares of Common Stock outstanding
            immediately prior to such event; plus

                  (ii) the quotient of:

                        (A) the Aggregate Consideration Receivable; divided by

                        (B) the Reference Price;

            in each case immediately prior to such event;

      divided by

            (b) the sum of:

                  (i) the number of shares of Common Stock outstanding
            immediately prior to such event; plus

                  (ii) the number of shares of Additional Common Stock so issued or sold (or initially issuable pursuant to such Rights).

      4.5 Expiration of Rights. Upon the expiration of any Rights in respect of the issuance of which adjustment was made pursuant to Section 4.3 or Section 4.4, without the exercise thereof, the Purchase Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such Purchase Price and such number of shares of Common Stock as would have been had such Purchase Price and such number of shares of Common Stock been originally adjusted (or had the original adjustment not been required, as the case may be) as if:

            (a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights; and

            (b) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such Rights, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Purchase Price by an amount in excess of the amount of the reduction initially made in respect of the issuance, sale, or grant of such Rights.

      4.6 Reorganization, Reclassification, Consolidation, Merger or Sale; Appraisal Procedure. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provision to insure that each holder of the Warrants shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable upon exercise of such holder's Warrant had such Organic Change not taken place. The Company shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the

Company) resulting from such Organic Change or the entity purchasing such assets assumes, by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

      4.7 De Minimis Changes in Purchase Price. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided that any adjustments that, at the time of the calculation thereof, are less than one percent (1%) of the Purchase Price at such time and by reason of this Section
4.7 are not required to be made at such time shall be carried forward and added to any subsequent adjustment or adjustments for purposes of determining whether such subsequent adjustment or adjustments, as so supplemented, exceed the one percent (1%) amount set forth in this Section 4.7 and, if any such subsequent adjustment, as so supplemented or otherwise, should exceed such one percent (1%) amount, all adjustments deferred prior thereto and not previously made shall then be made. In any case, all such adjustments being carried forward pursuant to this Section 4.7 shall be given effect upon the exercise of any Warrants by any holder thereof for purposes of determining the Purchase Price thereof. All calculations shall be made to the nearest ten-thousandth of a dollar ($0.0001).

      4.8 Adjustment of Number of Shares Issuable Pursuant to Warrants. Upon each adjustment of the Purchase Price as a result of any calculations made pursuant to Section 4.2, Section 4.3 or Section 4.4, each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-hundredth (.01)) obtained by multiplying the number of shares of Common Stock covered by such Warrant immediately prior to such adjustment by the quotient of:

            (a) the Purchase Price in effect immediately prior to such adjustment, divided by

            (b) the Purchase Price in effect immediately after such adjustment.

All Warrants originally issued by the Company hereunder shall, subsequent to any adjustment made to the Purchase Price hereunder, evidence the right to purchase, at the adjusted Purchase Price, the number of shares of Common Stock determined to be purchasable from time to time hereunder upon exercise of such Warrants, all subject to further adjustment as provided herein. Each such adjustment shall be valid and binding upon the Company and the holders of Warrants irrespective of whether the Warrant Certificates theretofore and thereafter issued express the Purchase Price per share of Common Stock and the number of shares of Common Stock that were expressed upon the initial Warrant Certificates issued hereunder.

      4.9 Miscellaneous.

            (a) Adjustments shall be made pursuant to this Section 4 successively whenever any of the events referred to in Section 4.2 through
      Section 4.6, inclusive, shall occur.

            (b) If any Warrant shall be exercised subsequent to the record date for any of the events referred to in Section 4.2 through Section 4.6, inclusive, but prior to the effective date thereof, appropriate adjustments shall be made immediately after such effective date so that the holder of such Warrant on such record date shall have received, in the aggregate, the kind and number of shares of Common Stock or other Securities or Property that it would have owned or been entitled to receive on such effective date had such Warrant been exercised prior to such record date.

            (c) Shares of Common Stock owned by or held for the account of the Company or any Subsidiary shall not, for purposes of the adjustments set forth in this Section 4, be deemed outstanding.

      4.10 Other Securities. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, each holder of Warrants shall become entitled to purchase any Securities of the Company other than shares of Common Stock, the number or amount of such other Securities so purchasable and the Purchase Price of such Securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in Section 4.2 through Section 4.6, inclusive, hereof, and all other relevant provisions of this Section 4 that are applicable to shares of Common Stock shall be applicable to such other Securities.

      4.11 Additional Agreements of the Company. The Company covenants and agrees that:

            (a) The Company shall not, by amendment to its Charter, or through any reorganization, transfer of assets, consolidation, merger, dissolution, liquidation, issuance or sale of Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Warrant Certificates against dilution or other impairment.

            (b) Before taking any action that would result in an adjustment to the then current Purchase Price to a price that would be below the then current par value of Common Stock issuable upon exercise of any Warrant, the Company will take or cause to be taken any and all necessary corporate or other action that may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon payment of such Purchase Price as so adjusted.

            (c) If the Company shall, at any time after the date hereof, issue any Right either (i) entitling the holder of such Right to receive all or any part of dividends paid in cash on the Common Stock, or (ii) containing provisions for an anti-dilution adjustment in the event that the Company shall declare or pay a dividend all or partly in cash, then the Company shall provide prompt written notice of such fact to each holder of Warrants. The Company agrees, upon written request therefor delivered by the holder of any Warrant, at its expense to cause to be prepared, and to enter into, one or more amendments of this Agreement providing for substantially the same cash dividend or anti-dilution adjustment provision as provided for in the instrument or agreement governing such other Right.

5. REPORTING COVENANTS

      5.1 Financial and Business Information. To the extent not otherwise delivered, the Company will, until a Public Offering shall have been consummated, deliver to each holder of Warrant Shares that is an institutional investor, in duplicate:

            (a) Quarterly Financial Statements -- as soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidating and consolidated statements of operations and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes; and

            (b) Audited Annual Financial Statements -- as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year, consolidating and consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries for such year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, setting forth in the case of such consolidated statements, in comparative form, corresponding consolidated figures from the preceding annual audit, all in reasonable detail and, as to the consolidated statements, certified to the Company by Arthur Andersen LLP or other independent public accountants of recognized standing selected by the Company and, as to the consolidating statements, certified by an authorized financial officer of the Company, such certificates in each case certifying such financial statements as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows.

      5.2 Information Concerning Anti-Dilution Adjustments.

            (a) Notice of Adjustment. Whenever the number of shares of Common Stock issuable upon the exercise of Warrants is adjusted or the Purchase Price in respect thereof is adjusted, as herein provided, the Company shall promptly give to each holder of Warrants written notice of such adjustment or adjustments setting forth:

                  (i) the number of shares of Common Stock issuable upon the exercise of each Warrant and the Purchase Price of such shares after such adjustment;

                  (ii) a brief statement of the facts requiring such adjustment;
            and

                  (iii) the computation by which such adjustment was made.

            (b) Confirmation by Accountants. At the request of the Required Warrantholders, the Company shall obtain a certificate from the independent certified public accountants of the Company confirming or correcting the adjustment or adjustments set forth in the notice referred to in Section 5.2(a); provided that if such accountants shall give such confirmation, or shall give such confirmation subject to de minimis corrections, such holder shall reimburse the Company for the costs and expenses of the accountants incurred in making such confirmation, and if such accountants shall correct such adjustment or adjustments (other than de minimis corrections), the Company shall pay such costs and expenses.

6. INTERPRETATION OF THIS AGREEMENT

      6.1 Certain Defined Terms. For the purpose of this Agreement, the following terms shall have the meanings set forth below or set forth in the Section hereof following such term:

      Additional Common Stock -- means Common Stock, including treasury shares, issued after the date hereof, except Common Stock issued upon the exercise of any one or more Warrants.

      Affiliate -- means, at any time, a Person (other than a Subsidiary or the Purchaser):

            (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company;

            (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company; or

            (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or any Subsidiary;

at such time.

As used in this definition,

            control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      Aggregate Consideration Receivable -- means, in the case of a sale of shares of Additional Common Stock, the aggregate amount paid to the Company in connection therewith and, in the case of an issuance or sale of Rights, or any amendment thereto, the sum of:

            (a) the aggregate amount paid to the Company for such Rights; plus

            (b) the aggregate consideration or premiums stated in such Rights to be payable for the shares of Additional Common Stock covered thereby;

in each case without deduction for any fees, expenses or underwriters' discounts.

      Agreement, this -- and references thereto shall mean this Warrant Agreement as it may from time to time be amended or supplemented.

      Board of Directors -- means the board of directors of the Company or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

      Charter -- means the certificate of incorporation of the Company, as in effect immediately after giving effect to the Charter Amendment (as defined in the Note Agreement).

      Closing Price -- means, per share of Common Stock, on any date specified herein:

            (a) the last sale price, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; and

            (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date, or if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices on such date as shown by the NASDAQ.

      Common Stock -- means the voting common stock, $.01 par value, of the Company.

      Company -- shall have the meaning specified in the introductory paragraph hereof.

      Consideration Per Share -- means, with respect to shares of Common Stock or Rights, the quotient of:

            (a) the Aggregate Consideration Receivable in respect of such shares of Common Stock or such Rights; divided by

            (b) the total number of such shares of Common Stock or, in the case of Rights, the total number of shares of Common Stock into which such Rights are exercisable or convertible.

      Excluded Securities -- means and includes:

            (a) shares of Common Stock or Rights issued in any of the transactions described in Section 4.2 through Section 4.6, inclusive, and in respect of which an adjustment has been made pursuant to such Section;

            (b) shares of Common Stock issuable upon exercise of the Warrants or any other Rights outstanding on the date hereof;

            (c) shares of Common Stock issued to the public in a bona fide public offering registered under the Securities Act to Persons other than:

                  (i) Affiliates;

                  (ii) employees of the Company; or

                  (iii) existing holders of Common Stock or Rights;

      provided, however, that a bona fide public offering sold through an underwriter and held open to the public generally shall not fail to meet the requirements of this clause (c) merely by virtue of the fact that one or more Affiliates, employees or existing holders of Common Stock or Rights may have been purchasers from the underwriters therein so long as not more than twenty percent (20%) of such offering is sold to Affiliates, employees or existing holders; and

            (d) shares of Common Stock issued to employees or directors of the Company or its Subsidiaries, and Rights consisting of employee or director stock options and shares of Common Stock issued upon exercise of such Rights, issued to employees or directors of the Company or its Subsidiaries pursuant to any stock option plan or agreement approved by the Board of Directors at any time, so long as, and to the extent that:

                  (i) the aggregate number of shares of Common Stock issuable upon exercise of such stock options (whether or not then currently exercisable) at such time, together with all shares of Common Stock previously issued upon exercise of such stock options, does not exceed Twenty-One Thousand Ninety (21,090) shares, such number of shares to be appropriately adjusted in respect of the occurrence of any of the events described in Section 4; and

                  (ii) no other holder of any Rights or any other Securities of the Company shall have the right to any preemptive, subscription or similar right in respect of such issuance.

      Expiration Date -- means the final maturity date of the Notes, provided, however, that if the Notes are prepaid in full prior to their final maturity date, the Expiration Date shall be the date of such prepayment in full.

      Fair Value -- means, with respect to any share of Common Stock, the quotient of:

            (a) the difference of:

                  (i) the sum of:

                        (A) the fair salable value of the Company as a going
                  concern, giving effect to all Property thereof and subject to all liabilities thereof (including, without limitation, indebtedness) that would be realized in an arm's length sale between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively, as of a date that is within fifteen (15) days of the date as of which the determination is to be made, such determination in either case to be made without regard to the absence of a liquid or ready market for such Common Stock; plus

                        (B) the aggregate exercise or conversion price of all
                  Warrants and all other Valuable Rights (including, without limitation, Valuable Rights in respect of any shares of Preferred Stock convertible at such time into shares of Common Stock) in existence and remaining unexercised on such date;

            minus

                  (ii) in the case of any outstanding shares of Preferred Stock
            (other than Preferred Stock convertible at such time into shares of Common Stock, which shares represent Valuable Rights at such time), the aggregate liquidation preference of (or, if less, the aggregate price, if any, at which the Company could elect to redeem) such shares of Preferred Stock (together with all accrued and unpaid dividends thereon);

      divided by

            (b) the sum of:

                  (i) the total number of shares of Common Stock then
            outstanding; plus

                  (ii) the aggregate number of shares of Common Stock issuable in respect of all Valuable Rights (including, without limitation, Valuable Rights in respect of any shares of Preferred Stock convertible at such time into shares of Common Stock) at such time.

The determination referred to in clause (a)(i)(A) of this definition shall be made by agreement among the Relevant Warrantholders and the Company and if, in the Company's view after reasonable negotiation, no such agreement can be reached, by the Valuation Agent selected by the Company and reasonably acceptable to the Relevant Warrantholders. If such determination is to be made by the Valuation Agent, each of the Company and the Relevant Warrantholders shall submit, in writing, their respective determinations of the fair salable value referred to in such Section at the time the Valuation Agent is requested to make such determination. If the Valuation Agent's determination of such fair salable value is closer to the Company's determination thereof, the Warrantholders in respect of which such determination has been made shall reimburse the Company, ratably in accordance with the number of Warrants held by each of them, for the costs and expenses of the Valuation Agent incurred in making such determination; if the Valuation Agent's determination of such fair salable value is closer to the determination thereof of the Relevant Warrantholders, the Company shall pay such costs and expenses.

      GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

      Initial Purchase Price -- means One Cent ($.01) per share.

      Lien -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property (for purposes of this definition, the "Owner"), whether such interest is based on the common law, statute or contract, and includes but is not limited to:

            (a) the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing;

            (b) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property;

            (c) stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements affecting the Owner's rights in stock owned by the Owner; and

            (d) any interest in any Property held by the Owner evidenced by a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to such Property has been retained by or vested in some other Person for security purposes.

The term "Lien" does not include negative pledge clauses in loan agreements and equal and ratable security clauses in loan agreements.

      Market Price -- means, per share of Common Stock, as of any date of determination, the arithmetic mean of the daily Closing Prices for the twenty
(20) consecutive trading days before such date of determination; provided that if the Common Stock is then neither listed nor admitted to trading on any national securities exchange, designated as a national market system security by the NASD or quoted by NASDAQ, then "Market Price" means the Fair Value of one
(1) share of Common Stock.

      NASD -- means the National Association of Securities Dealers, Inc.

      NASDAQ -- means the National Association of Securities Dealers Automated Quotation System.

      Note Agreement -- has the meaning set forth in Recital B.

      Notes -- has the meaning set forth in Recital B.

      Organic Change -- has the meaning set forth in Section 4.6.

      Person -- means an individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof.

      Preferred Stock -- means and includes all capital stock of the Company of any class which is preferred, as to payment of dividends, payment upon a liquidation or dissolution of the Company or both, over the Common Stock.

      Property -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      Public Offering -- has the meaning set forth in the Registration Rights and Stockholders' Agreement.

      Purchase Price -- means, prior to any adjustment pursuant to Section 4, the Initial Purchase Price, and thereafter, the Initial Purchase Price as thereafter successively adjusted and readjusted from time to time.

      Purchaser -- shall have the meaning specified in the introductory paragraph hereof.

      Reference Price -- means, per share of Common Stock, as of any date of determination, ninety-five percent (95%) of the Market Price as of such date.

      Registration Rights and Stockholders' Agreement -- means the Registration Rights and Stockholders' Agreement, dated as of even date herewith, among the Company, the Purchaser, James A. Harris, Michael J. Stone, and Golder, Thoma, Cressey, Rauner Fund IV L.P., as amended by the First Amendment to Registration Rights and Stockholders' Agreement, dated as of June 5, 1998, and as it may from time to time be further amended or supplemented.

      Relevant Warrantholders -- means (i) in connection with any determination of Market Price pursuant to Section 2.6, the holder or holders of Warrants delivering Warrant Certificates for exercise, and (ii) in connection with any determination of Reference Price pursuant to Section 4.3 or Section 4.4, the Required Warrantholders.

      Required Warrantholders -- means, at any time, the holders of at least a majority of all Warrants then outstanding (excluding any Warrants directly or indirectly held by the Company, any Subsidiary or any Affiliate) at such time.

      Right -- means and includes:

            (a) any warrant (including, without limitation, any Warrant) or any option (including, without limitation, employee stock options) to acquire Common Stock;

            (b) any right issued to holders of the Common Stock, or any class thereof, permitting the holders thereof to subscribe to shares of Additional Common Stock (pursuant to a rights offering or otherwise);

            (c) any right to acquire Common Stock pursuant to the provisions of any Security convertible or exchangeable into Common Stock; and

            (d) any similar right permitting the holder thereof to subscribe for or purchase shares of Common Stock.

      Securities Act -- means the Securities Act of 1933, as amended.

      Security -- shall have the meaning specified in section 2(1) of the Securities Act.

      Subsidiary -- means, at any time, each corporation, association, limited liability company or other business entity which qualifies as a subsidiary of the Company that is properly included in a consolidated financial statement of the Company and its subsidiaries in accordance with GAAP at such time.

      Transferee -- means any registered transferee of all or any part of any one or more Warrant Certificates acquired by the Purchaser under this Agreement.

      Valuable Right -- means, at any time, a Right, the effective conversion, exercise or purchase price of which on the date of determination is less than the Fair Value in respect of the shares of Common Stock issuable upon conversion, exercise or purchase pursuant to such Right on such date.

      Valuation Agent -- means a firm of independent certified public accountants, an investment banking firm or appraisal firm (which firm shall own no Securities of, and shall not be an Affiliate, Subsidiary or a related Person of, the Company) of recognized national standing, retained by the Company and reasonably acceptable to the Relevant Warrantholders.

      Voting Stock -- means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time any stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      Warrant -- shall mean each Warrant to purchase shares of the Common Stock issued pursuant to this Agreement.

      Warrant Certificate -- has the meaning set forth in Section 1.1.

      Warrant Shares -- means, without duplication:

            (a) any shares of Common Stock that have been issued upon the exercise of any Warrant; and

            (b) any shares of Common Stock that are issuable upon the exercise of the Warrants referred to in clause (a) above.

      6.2 Descriptive Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      6.3 Governing Law. THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

7. MISCELLANEOUS

      7.1 Expenses. The Company agrees to pay, and save the Purchaser and any Transferees harmless against liability for the payment of, all out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of special counsel for the Purchaser and any Transferee) arising in connection with the transactions herein contemplated, including, without limitation:

            (a) the cost, if any, of complying with Section 3.6;

            (b) any subsequent proposed modification of, or proposed consent requested or initiated by or on behalf of the Company under, this Agreement, the Registration Rights and Stockholders' Agreement, the Warrant Certificates or the Warrants, whether or not such proposed modification shall be effected or proposed consent granted (including, without limitation, all document production and duplication charges and the reasonable fees and expenses of one special counsel engaged by the holders of Warrants in connection therewith); and

            (c) the enforcement of (or determination of whether or how to enforce) any rights under this Agreement, the Registration Rights and Stockholders' Agreement, the Warrant Certificates or the Warrants or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Registration Rights and Stockholders' Agreement, or the transactions contemplated hereby or thereby, or by reason of the Purchaser's or any Transferee's having acquired any Warrant Certificate, including, without limitation, the reasonable fees and expenses of one special counsel engaged by the holders of the Warrant Shares and incurred by the holders of the Warrant Shares and the costs and expenses incurred in any bankruptcy case involving the Company or any Subsidiary.

The obligations of the Company under this Section 7.1 shall survive the transfer of any Warrant Certificate or portion thereof or interest therein by the Purchaser or any Transferee and the exercise or expiration of any Warrant.

      7.2 Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of the Company and the Required Warrantholders; provided, however, that:

            (a) no such amendment or waiver of any of the provisions of this Agreement pertaining to the Purchase Price or the number or kind of shares of Common Stock that may be purchased upon exercise of each Warrant,

            (b) no change accelerating the occurrence of the Expiration Date, and

            (c) no such amendment or waiver of any of the provisions of this
      Section 7.2,

shall be effective as to the holder of any Warrant unless consented to in writing by such holder.

      7.3 Transferability. The Warrants shall only be transferable upon compliance with the provisions applicable to the transfer of Warrant Shares (as defined in the Registration Rights and Stockholders' Agreement) set forth in
Section 10 of the Registration Rights and Stockholders' Agreement, the Warrants being deemed to be Warrant Shares (as defined in the Registration Rights and Stockholders' Agreement) solely for purposes of applying such Section to the Warrants.

      7.4 Directly or Indirectly. Where any provision in this Agreement refers to any action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

      7.5 Survival of Representations and Warranties; Entire Agreement. This Agreement and the Warrant Certificates embody the entire agreement and understanding between the Company and the Purchaser, and supersede all prior agreements and understandings, relating to the subject matter hereof.

      7.6 Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. Notwithstanding the foregoing sentence, the Company may not assign any of its rights, duties or obligations hereunder or under the Warrants without the prior written consent of all holders of the Warrants then outstanding.

      7.7 Notices. All communications hereunder or under the Warrants shall be in writing and shall be delivered either by national overnight courier (with charges prepaid) or by facsimile transmission (confirmed by delivery by national overnight courier sent on the day of the sending of such facsimile transmission), and shall be addressed to the following addresses:

            (a) if to the Purchaser, at its address set forth on Annex 1 to this Agreement, or at such other address as the Purchaser shall have specified to the Company in writing;

            (b) if to any other holder of any Warrant Certificate, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Warrant Certificate that shall have so specified an address to the Company; and

            (c) if to the Company, at the address set forth on Annex 2 to this Agreement, or at such other address as the Company shall have specified to each holder of Warrants in writing.

Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

      7.8 Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser or to any holder or holders of Warrant Certificates, the determination of such satisfaction shall, unless specifically required herein in any instance to be "reasonable" or words to similar effect, be made by such Purchaser, holder or holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

      7.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

      7.11 Jurisdiction; Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS AND INSTRUMENTS CONTEMPLATED HEREBY AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. NONE OF THE PARTIES HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT OR ANY OF THE WARRANTS AND EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO ANY SUCH JURY TRIAL AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY SUCH PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 7.11.

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                        next page is a signature page.]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives.

                                        U.S. AGGREGATES, INC.

                                        By: /s/ Michael J. Stone
                                           Name: Michael J. Stone
                                           Title: Executive Vice President,
                                                  Chief Financial Officer


                                        THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA

                                        By: /s/ Robert R. Derrick
                                           Name: Robert R. Derrick
                                           Title: Vice President

                                     ANNEX 1
                              ADDRESS OF PURCHASER

            The Prudential Insurance Company of America
            c/o Prudential Capital Group
            One Gateway Center, 11th Floor
            Newark, New Jersey 07102-5311


                                    Annex 1-1

                                     ANNEX 2
                               ADDRESS OF COMPANY

            400 South El Camino Real
            Suite 500
            San Mateo, California 94402
            Attention:  Michael J. Stone

      with a copy to:

            Kirkland & Ellis
            200 E. Randolph Drive
            Chicago, Illinois 60601
            Attention: John Schoenfeld, Esq.


                                    Annex 2-1

                                                                    ATTACHMENT A

                          [FORM OF WARRANT CERTIFICATE]

 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN
    A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM
                   THE REGISTRATION REQUIREMENTS OF SUCH ACT.

                               WARRANT CERTIFICATE

                              U.S. AGGREGATES, INC.

No. WS-___                                                   __________ Warrants
Date:  ________                                                PPN:  90345@ 12 9

      This Warrant Certificate certifies that ___________________, or registered assigns, is the registered holder of ___________ (________) Warrants. Each Warrant entitles the owner thereof to purchase at any time on or prior to the Expiration Date, one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share (the "Common Stock"), of U.S. AGGREGATES, INC., a Delaware corporation (together with its successors and assigns, the "Company"), at a Purchase Price (subject to adjustment as provided therein) of One Cent ($.01) per share, upon presentation and surrender of this Warrant Certificate with a form of election to purchase duly executed and delivered to the Company in the manner set forth in the Warrant Agreement. The number of shares of Common Stock that may be purchased upon exercise of each Warrant and the Purchase Price are the number and the Purchase Price as of the date hereof, and are subject to adjustment as referred to below.

      The Warrants are issued pursuant to the Warrant Agreement (as it may from time to time be amended or supplemented, the "Warrant Agreement"), dated as of June 5, 1998, between the Company and the investor named therein, and are subject to all of the terms, provisions and conditions thereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, obligations, duties and immunities of the Company and the holders of the Warrant Certificates. Capitalized terms used, but not defined, herein have the respective meanings ascribed to them in the Warrant Agreement.

      As provided in the Warrant Agreement, the Purchase Price and the number of shares of Common Stock that may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment.

      This Warrant Certificate shall be exercisable, at the election of the holder, either as an entirety or in part from time to time (but not, in the case of any exercise in part, as


                                 Attachment A-1
to a fractional Warrant). If this Warrant Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Warrant Certificate or Warrant Certificates for the number of Warrants not exercised. This Warrant Certificate, with or without other Warrant Certificates, upon surrender in the manner set forth in the Warrant Agreement, may be exchanged for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants entitling the holder to purchase a like aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered shall have entitled such holder to purchase.

      Except as expressly set forth in the Warrant Agreement, no holder of this Warrant Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Common Stock or of any other Securities of the Company that may at any time be issued upon the exercise hereof, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a holder of a share of Common Stock in the Company or any right to vote upon any matter submitted to holders of shares of Common Stock at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of Securities, change of par value, consolidation, merger, conveyance, or otherwise), or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised as provided in the Warrant Agreement.

      THIS WARRANT CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

      WITNESS the signature of a duly authorized officer of the Company as of the date first above written.

                                        U.S. AGGREGATES, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                 Attachment A-2

                              [FORM OF ASSIGNMENT]
                   (To be executed by the registered holder if
            such holder desires to transfer the Warrant Certificate)

      FOR VALUE RECEIVED, _______________________________________ hereby sells, assigns and transfers unto

________________________________________________________________________________
(Please print name and address of transferee.)

the accompanying Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint:

________________________________________________________________________________
attorney, to transfer the accompanying Warrant Certificate on the books of the Company with full power of substitution.

Dated: ____________________, ________.

                                        [HOLDER]

                                        By _____________________________________

                                     NOTICE

      The signature to the foregoing Assignment must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.


                                 Attachment A-3

                         [FORM OF ELECTION TO PURCHASE]
                   (To be executed by the registered holder if
            such holder desires to exercise the Warrant Certificate)

To U.S. AGGREGATES, INC.:

      The undersigned hereby irrevocably elects to exercise
______________________________ Warrants represented by the accompanying Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares be issued in the name of:

________________________________________________________________________________
(Please print name and address.)

________________________________________________________________________________
(Please insert social security or other identifying number.)

If such number of Warrants shall not be all the Warrants evidenced by the accompanying Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:

________________________________________________________________________________
                        (Please print name and address.)

________________________________________________________________________________
(Please insert social security or other identifying number.)


                                 Attachment A-4

      As stated in Section 2.1(b) of the Warrant Agreement, the Purchase Price for the shares of Common Stock to be issued on the exercise of the foregoing Warrants was paid to the Company on the date of the execution of the Warrant Agreement.

Dated:  __________________, ______.

                                        [HOLDER]


By______________________________________

                                     NOTICE

      The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.


                                 Attachment A-5